Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT
We consent to the incorporation by reference in Amendment No. 3 to Registration Statement No. 333-104784 of Central European Media Enterprises Limited on Form S-3 of our report dated 10 March 2003, appearing in the Amendment No. 4 to the Annual Report on Form 10-K/A of the Central European Media Enterprises Limited for the year ended 31 December 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s change in accounting for goodwill and other intangible assets upon adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" and our audit procedures with respect to the related disclosures added to revise the fiscal 2000 and 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures) and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche L.L.P.
London, United Kingdom
16 January 2004